Exhibit 99.1


                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $3.20 per share, a 14.3% increase from the $2.80 per share paid in July 2004. The cash dividend will be paid on June 30, 2005, to stockholders of record on June 17, 2005. The total mid-year 2005 cash dividend payment of $2,659,158.40 is an increase of 19% over the prior year.

"Farmers & Merchants Bank's strong first quarter financial performance represented the 29th consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the eighth consecutive year that the mid-year cash dividend has been increased," said Kent A. Steinwert, President and Chief Executive Officer.

In April, Farmers & Merchants Bancorp reported record first quarter net income of $4,431,000 or $5.59 per share of common stock which represents a 14.6% increase over the same period in 2004. In addition, loans outstanding grew 7.5%, total core deposits, excluding time deposits, increased 14.4%, and total assets were $1,221,578,000 up 8.9% over March 2004. Return on Average Assets for the quarter continued to strengthen and was 1.46% up from 1.38% for the same quarter in 2004. Return on Average Equity for the quarter improved by 97 basis points to 15.0% in comparison to the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank with over $1.2 billion in assets. F&M Bank proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.